As filed with the Securities and Exchange Commission on March 14, 2007

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SWITCH & DATA FACILITIES COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3641081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1715 North Westshore Boulevard, Suite 650, Tampa, Florida	33607
(Address of Principal Executive Offices)	(Zip Code)

SWITCH & DATA 2007 STOCK INCENTIVE PLAN

(Full title of the plan)

Keith Olsen

President and Chief Executive Officer

Switch & Data Facilities Company, Inc.

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

(Name and address of agent for service)

(813) 207-7700

(Telephone number, including area code, of agent for service)

Copies of all communications to:

ROBERT J. GRAMMIG, ESQ.

HOLLAND & KNIGHT LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

(813) 227-8500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001: Shares available for future grants under the Switch & Data 2007 Stock Incentive Plan	3,786,874	$18.50	$70,057,169.00	$2,150.75	(2)
Common Stock, par value $0.0001: Shares available for stock options granted under the Switch & Data 2007 Stock Incentive Plan.	1,345,668	$3.01	$4,050,460.68	$124.35	(3)
Total	5,132,542			$2,275.10

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, upon the basis of the average of the high and low prices of the Common Stock of the Registrant on March 8, 2007, as reported on The NASDAQ Global Market.
(3)	With respect to 1,345,668 shares covered by stock options granted prior to the filing of this Registration Statement, calculated pursuant to Rule 457(h) under the Securities Act, based on the weighted average exercise price of $3.01 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 (plan information and Registrant information) will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 333-137607, are incorporated by reference into this Registration Statement:

(a) The Registrant’s Prospectus filed pursuant to Rule 424(b) under the Securities Act filed on February 9, 2007 with the SEC (in connection with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-137607) filed on September 27, 2006, as amended), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) All other reports filed by the Registrant (other than any portion of such reports that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a) or 15(d) of the Exchange Act since the Registrant’s fiscal year ended December 31, 2005; and

(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-33302), filed with the SEC on February 7, 2007, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), our directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the amended certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant intends to maintain liability insurance for its officers and directors, if available on reasonable terms. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The amended certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description
4.1	Form of Stock Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A (File No. 333-137607) filed February 5, 2007.

4.2	Amended Certificate of Incorporation.

4.3	Amended and Restated Bylaws.

4.4	Fifth Amended and Restated Investors Agreement.

4.5	Switch & Data 2007 Stock Incentive Plan, incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1/A (File No. 333-137607) filed February 5, 2007.

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (contained on the signature page).

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on March 14, 2007.

Switch & Data Facilities Company, Inc.

By:	/s/ Keith Olsen
Keith Olsen
Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith Olsen and George A. Pollock, Jr., jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Keith Olsen	Chief Executive Officer, President, Director	March 14, 2007
	Keith Olsen	(principal executive officer)

By:	/s/ George A. Pollock, Jr.	Senior Vice President, Chief Financial	March 14, 2007
	George A. Pollock, Jr.	Officer (principal financial office and accounting officer)

By:	/s/ William Luby	Chairman of the Board of Directors	March 14, 2007
William Luby

By:	/s/ George Kelly	Director	March 14, 2007
George Kelly

By:	/s/ Kathleen Earley	Director	March 14, 2007
Kathleen Earley

By:	/s Arthur Matin	Director	March 14, 2007
Arthur Matin

By:	/s/ M. Alex White	Director	March 14, 2007
M. Alex White

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Form of Stock Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A (File No. 333-137607) filed February 5, 2007.

4.2	Amended Certificate of Incorporation.

4.3	Amended and Restated Bylaws.

4.4	Fifth Amended and Restated Investors Agreement.

4.5	Switch & Data 2007 Stock Incentive Plan, incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1/A (File No. 333-137607) filed February 5, 2007.

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (contained on the signature page).